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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.1)*


               Morgan Stanley Frontier Emerging Markets Fund, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    61757P101
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                                 (CUSIP Number)


                                February 26, 2010
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X|  Rule 13d-1(b)
     |_|  Rule 13d-1(c)
     |_|  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 61757P101                    13G                     PAGE 2 OF 8 PAGES
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     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             CITY OF LONDON INVESTMENT GROUP PLC, A COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES
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     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             ENGLAND AND WALES
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      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 346,910
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                346,910
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
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     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             346,910
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    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

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    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.92%
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    12.      TYPE OF REPORTING PERSON

             HC
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CUSIP NO. 61757P101                    13G                     PAGE 3 OF 8 PAGES
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     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED, A COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES
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     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             ENGLAND AND WALES
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      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 346,910
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                346,910
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
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     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             346,910
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.92%
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    12.      TYPE OF REPORTING PERSON

             IA
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CUSIP NO. 61757P101                    13G                     PAGE 4 OF 8 PAGES
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ITEM 1(A).        NAME OF ISSUER:

                  Morgan Stanley Frontier Emerging Markets Fund, INC.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The principal executive offices of the Fund are located at:
                  Morgan Stanley Frontier Emerging Markets Fund, INC.
                  c/o Morgan Stanley Investment Management Inc.
                  522 Fifth Avenue,
                  New York, NY 10036
                  (Attn: Mary E Mullin, Sec.  212-296-6963)

ITEM 2(A).        NAME OF PERSON FILING:

                  This statement is being filed by City of London Investment Group PLC ("CLIG") and City of London Investment Management Company Limited ("CLIM," and together with CLIG, the "Reporting Persons").

                  The principal business of CLIG is serving as the parent holding company for the City of London group of companies, including CLIM.

                  CLIM is an emerging markets fund manager, which specializes in investing in closed-end investment companies and is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. CLIM is controlled by CLIG. CLIM is principally engaged in the business of providing investment advisory services to various public and private investment funds, including The Emerging World Fund ("EWF"), a Dublin, Ireland-listed open-ended investment company, Emerging Markets Country Fund ("GEM"), a private investment fund organized as a Delaware business trust, Investable Emerging Markets Country Fund ("IEM"), a private investment fund organized as a Delaware business trust, Emerging (BMI) Markets Country Fund ("BMI"), a private investment fund organized as a Delaware business trust, Emerging Free Markets Country Fund ("FREE"), a private investment fund organized as a Delaware business trust, Frontier Emerging Markets Fund ("FRONT"), a private investment fund organized as a Delaware business trust, The EM Plus CEF Fund ("PLUS"), a private investment fund organized as a Delaware business trust, GFM (Institutional) Emerging Markets Country Fund ("GFM"), an open-ended fund organized under the laws of the Province of Ontario, Tradex Global Equity Fund ("Tradex"), an Ontario mutual fund, and sixteen unaffiliated third-party segregated accounts over which CLIM exercises discretionary voting and investment authority (the "Segregated Accounts").

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CUSIP NO. 61757P101                    13G                     PAGE 5 OF 8 PAGES
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                  EWF, GEM, IEM, BMI, FREE, FRONT, PLUS, GFM, and Tradex are collectively referred to herein as the "City of London Funds."

                  The Shares to which this Schedule 13G relates are owned directly by the City of London Funds and the Segregated Accounts.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Address for CLIG and CLIM:

                  77 Gracechurch Street, London
                  England EC3V 0AS

ITEM 2(C).        CITIZENSHIP:

                  CLIG - England and Wales

                  CLIM - England and Wales

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share

ITEM 2(E).        CUSIP NUMBER:

                  616988101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)       |_| Broker or dealer registered under Section 15 of
                                the Act (15 U.S.C. 78o).

                  (b)       |_| Bank as defined in Section 3(a)(6) of the Act
                                (15 U.S.C. 78c).

                  (c)       |_| Insurance company as defined in Section 3(a)(19)
                                of the Act (15 U.S.C. 78c).

                  (d)       |_| Investment company registered under Section 8 of
                                the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e)       |X| An investment adviser in accordance with Rule
                                13d-1(b)(1)(ii)(E) (for CLIM);

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CUSIP NO. 61757P101                    13G                     PAGE 6 OF 8 PAGES
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                  (f)       |_| An employee benefit plan or endowment fund in
                                accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)       |X| A parent holding company or control person in
                                accordance with Rule 13d-1(b)(1)(ii)(G) (for
                                CLIG);

                  (h)       |_| A savings association as defined in Section 3(b)
                                of the Federal Deposit Insurance Act (12 U.S.C.
                                1813);

                  (i)       |_| A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

                  (j)       |_| Group, in accordance with Rule
                                13d-1(b)(1)(ii)(J).


ITEM 4.           OWNERSHIP.

                  For CLIG and CLIM:

                  (a)       Amount beneficially owned:

                            346,910

                  (b)       Percent of class:

                            4.92 %

                  (c)       Number of shares as to which such person has:

                            (i)   Sole power to vote or to direct the vote:
                                  346,910

                            (ii)  Shared power to vote or to direct the vote: 0

                            (iii) Sole power to dispose or to direct the
                                  disposition of: 346,910

                            (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

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CUSIP NO. 61757P101                    13G                     PAGE 7 OF 8 PAGES
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ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  CLIG, as the parent holding company of CLIM, and CLIM, as investment advisers to the Funds, have the power to direct the dividends from, or the proceeds of the sale of the shares owned by the Funds. Each of the Funds owns less than 5% of the shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  CLIG is the parent holding company of CLIM. See also Item 3.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 61757P101                    13G                     PAGE 8 OF 8 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     The reporting persons agree that this statement is filed on behalf of each of them.



Dated: March 9, 2010





                                       CITY OF LONDON INVESTMENT GROUP PLC


                                       By: /s/ Barry M. Olliff
                                           ---------------------------------
                                           Name: Barry M. Olliff
                                           Title: Director



                                       CITY OF LONDON INVESTMENT MANAGEMENT
                                       COMPANY LIMITED


                                       By: /s/ Barry M. Olliff
                                           ---------------------------------
                                           Name: Barry M. Olliff
                                           Title: Director